September 2010 Pricing Sheet dated September 22, 2010 relating to Preliminary Terms No. 529 dated September 21, 2010 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International and U.S. Equities

Equity-Linked Securities due September 28, 2015
Based on the Value of the MSCI AC World IndexSM
PRICING TERMS – SEPTEMBER 22, 2010
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Aggregate principal amount:	$10,000,000
Pricing date:	September 22, 2010
Original issue date:	September 28, 2010 (4 business days after the pricing date)
Maturity date:	September 28, 2015
Interest:	None
Underlying index:	MSCI AC World IndexSM
Payment at maturity:
If the final index value is greater than the initial index value:
$1,000 + supplemental redemption amount
If the final index value is less than or equal to the initial index value:
        $1,000 x (final index value/initial index value), subject to the minimum payment amount
This amount will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the percentage depreciation of the underlying index.  However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $900 per security.

Supplemental redemption amount:	(i) $1,000 times (ii) the index percent change times (iii) the participation rate
Minimum payment amount:	$900 per security
Participation rate:	91.25%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	298.47
Final index value:	The index closing value on the determination date
Determination date:	September 18, 2015, subject to postponement for non-index business days and certain market disruption events
CUSIP:	617482NP5
ISIN:	US617482NP53
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	$1,000	$5	$995
Total	$10,000,000	$50,000	$9,950,000
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $5.00 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for equity-linked securities.

The “MSCI World IndexSM” is a service mark of MSCI Inc. (“MSCI”) and has been licensed for use by Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by MSCI, and MSCI makes no representation regarding the advisability of investing in the securities.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 529 dated September 21, 2010

Prospectus Supplement for Equity-Linked Securities dated September 21, 2010

Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.